Exhibit 99.1

[GRAPHIC OMITTED]
[GRAPHIC OMITTED]  North Bay Logo

 Contact:  Terry L. Robinson, President & CEO
           ----------------------------------
           trobinson@northbaybancorp.com
           707-252-5024



      North Bay Bancorp Announces 31% 2005 Profit Increase to $6.6 Million,
      ---------------------------------------------------------------------
                        Declares Cash and Stock Dividends
                        ---------------------------------

Napa, CA -March 10, 2006 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its Solano Bank Division, today reported net income of $6.6 million or $1.64 per diluted share for 2005, compared with $5.1 million or $1.29 per diluted share in 2004, a 31% increase in net income and a 27% increase in diluted earnings per share for the year ended December 31, 2005. Fourth quarter profits increased 13% to $1.8 million, or $0.44 per diluted share, compared to $1.6 million, or $0.39 per diluted share in the fourth quarter of 2004. The net interest margin increased 38 basis points to 5.38% for the year 2005. Return on average equity for 2005 was 13.94% compared to 12.34% for 2004 and the return on average assets was 1.11% for 2005 compared with .97% for 2004. The efficiency ratio improved to 63.85% from 66.93% a year ago. Total assets increased 7.2% to $603 million; deposits grew 6.6% to $516 million and net loans grew 9.6% to $410 million.

Additionally, North Bay declared a $.15 per share cash dividend and a 5% stock dividend. Both dividends have a record date of March 22, 2006 and are payable on April 12, 2006.

"2005 was a challenging, yet rewarding year for North Bay Bancorp. We were able to improve financial returns while absorbing significant first-year expenses associated with the Sarbanes-Oxley (SOX) Section 404 compliance process. We executed successfully on our plan to place more emphasis on profitability versus growth," stated President and CEO Terry Robinson. "We are pleased to announce cash and stock dividends for another year following reporting of our record profits."

2005 Financial Review and Operating Highlights (year ended 12/31/05 compared to 12/31/04)

     o    Net income increased 31% to $6.6 million.
     o    Pre-tax income rose 33% to $10.7 million.
     o    Earnings per diluted share increased 27% to $1.64.
     o    Revenues increased 21% to $32.7 million.
     o Productivity improved with the efficiency ratio dropping 308 basis points to 63.85%.
     o    Deposits grew 7% to $516 million.
     o    Net loans grew 10% to $410 million.
     o Asset quality remained exemplary with six consecutive years of no non-performing assets at year- end.


                                Operating Results

Total revenues, (net interest income before the provision for loan losses and non-interest income, excluding securities gains) increased 21% to $32.7 million in 2005 from $27.0 million in 2004. In the fourth quarter of 2005, revenues increased 18% to $8.7 million from $7.3 million in 2004. The net interest margin increased to 5.38% for the year from 5.00% in 2004. The net interest margin for the fourth quarter of 2005 was 5.52% compared to 5.03% in 2004.

Net interest income increased 25% to $28.8 million in 2005, with interest income rising 27% and interest expense increasing 43%. In the fourth quarter of 2005, net interest income rose 22%, with interest income up 24% and interest expense rising 40%. "Increasing the net interest margin was essential to improving our financial performance in 2005 given the significant expenses associated with SOX 404 compliance. The increases in the Fed Funds rate and prime rate throughout the year had a positive impact on the net interest margin as the increase in yield on earning assets exceeded the increase in rates paid on interest bearing liabilities," stated Executive Vice President and Chief Financial Officer Pat Phelan.

     The provision for loan losses increased 31% to $815,000 in 2005 from $620,000 in 2004, reflecting growth in the loan portfolio. Net interest income after the provision for loan losses increased 25% to $28.0 million compared to $22.4 million in the previous year, and grew 22% to $7.7 million in the fourth quarter of 2005 from $6.3 million in 2004.

Non-interest income decreased 6% in 2005 to $3.9 million from $4.2 million in 2004. In the fourth quarter, non-interest income declined 3% to $937,000 from $969,000 in the fourth quarter a year ago. The decline reflects a decrease in service charge income resulting from reduced non-sufficient funds (NSF) check activity; also, there were no securities gains recorded in 2005 compared with securities gains totaling $262,000 in 2004.

Operating (non-interest) expense in 2005 increased 14% to $21.2 million from $18.5 million in 2004, reflecting significantly increased consulting and audit fees associated with SOX 404 compliance. Operating expenses in the fourth quarter increased 22% to $5.8 million from $4.7 million in the fourth quarter a year ago. The tax equivalent efficiency ratio improved to 63.85% in 2005 from 66.93% in 2004. The efficiency ratio measures operating expenses as a percent of revenues. "Consulting and Audit fees for the fourth quarter of 2005 were higher primarily due to SOX compliance costs," CFO Phelan noted. Phelan added, "these costs negatively impacted the fourth quarter 2005 efficiency ratio, which was 65.28% compared with 63.21% for the fourth quarter of 2004."

Pre-tax income rose 33% in 2005 to $10.7 million from $8.1 million in 2004. Pre-tax Income increased 11% in the fourth quarter of 2005 to $2.8 million from $2.6 million in the fourth quarter of 2004.

Income taxes increased in 2005 in correlation with the higher earnings. The tax provision increased 36% to $4.1 million, or 38% of pre-tax income in 2005, compared to $3.0 million, or 37% of pre-tax income in 2004.

Return on average equity increased 160 basis points to 13.94% for the year. Return on average equity for the 2005 fourth quarter was 14.04%, down 38 basis points from the 2004 fourth quarter due to the previously noted SOX related expenses. Return on average assets was 1.11% for the year 2005 compared to 0.97% in 2004. For the fourth quarter, return on average assets equated to 1.12% and 1.09% for 2005 and 2004, respectively. "Given that many of the costs associated with SOX 404 compliance are non-recurring, the prospects for continued productivity improvement are promising," commented Robinson.


       Balance Sheet (at December 31, 2005 compared to December 31, 2004)
       ------------------------------------------------------------------

Total assets increased 7% to $603 million from $562 million a year ago. Deposits grew 7% from $484 million in 2004 to $516 million, with growth in both average balances and the number of new checking accounts. Loans, net of the allowance for loan losses and deferred fees, grew 10% to $410 million, up from $374 million. Commercial and industrial loans increased 28% from a year previous while commercial real estate loans grew 4% and construction loans grew 17% to $33 million. Consumer loans grew 7% to $39 million. Book value per share as of December 31, 2005 was $12.82 compared to $12.12 a year ago.

Asset quality remains excellent with no non-performing loans at year-end. The allowance for loan and lease losses was $4.9 million, or 1.18% of loans outstanding, compared to $4.1 million or 1.09% of loans outstanding a year ago. Net charge-offs for 2005 were $27,000, which includes $8,000 charged-off in the fourth quarter, compared to $8,000 of net charge-offs in year 2004, including $16,000 in net recoveries during the fourth quarter of 2004.

                             ABOUT NORTH BAY BANCORP


North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County. This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The main office and two branch offices are located in the City of Napa. Vintage also has branches in the Cities of St. Helena and American Canyon and the Southern industrial area of Napa County. Solano Bank, a Division of The Vintage Bank, opened in July 2000 and has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. Solano County is projected to be the fastest growing county in Northern California through year 2030 and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.


This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiary. All financial results are unaudited and therefore subject to change. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results;
(6) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal control and (7) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

NORTH BAY BANCORP

CONSOLIDATED INCOME STATEMENT                  3-Month Period Ended:           12-Month Period Ended:
(in $000's, unaudited)                   12/31/2005  12/31/2004 % Change 12/31/2005  12/31/2004  % Change
                                         ----------  ---------- -------- ----------  ----------  --------
Interest Income                            $ 9,197     $ 7,405    24.2%    $33,865     $26,585      27.4%
Interest Expense                             1,444       1,035    39.5%      5,082       3,543      43.4%
                                           -------     -------    -----    -------     -------    -------
     Net Interest Income                     7,753       6,370    21.7%     28,783      23,042      24.9%
Provision for Loan & Lease Losses              100          80    25.0%        815         620      31.5%
                                           -------     -------    -----    -------     -------    -------
    Net Interest Income after Loan
      Loss Provision                         7,653       6,290    21.7%     27,968      22,422      24.7%
Service Charges                                495         565   -12.4%      2,073       2,249      -7.8%
Loan Sale & Servicing Income                     7          10   -30.0%         31          45     -31.1%
Bank Owned Life Insurance Income                35          77   -54.5%        298         357     -16.5%
Other Non-Interest Income                      400         317    26.2%      1,539       1,285      19.8%
Gain on Investments                             --          --     NM           --         262    -100.0%
                                           -------     -------    -----    -------     -------    -------
    Total Non-Interest Income                  937         969    -3.3%      3,941       4,198      -6.1%
Salaries & Benefits                          2,950       2,360    25.0%     11,171       9,993      11.8%
Occupancy Expense                              470         407    15.5%      1,787       1,487      20.2%
Equipment Expense                              471         509    -7.5%      2,037       2,018       0.9%
Other Non-Interest Expenses                  1,861       1,425    30.6%      6,176       5,038      22.6%
                                           -------     -------    -----    -------     -------    -------
    Total Non-Interest Expenses              5,752       4,701    22.4%     21,171      18,536      14.2%
    Income Before Taxes                      2,838       2,558    10.9%     10,738       8,084      32.8%
Provision for Income Taxes                   1,069         986     8.4%      4,105       3,020      35.9%
                                           -------     -------    -----    -------     -------    -------
     Net Income                            $ 1,769     $ 1,572    12.5%    $ 6,633     $ 5,064      31.0%
                                           =======     =======    ====     =======     =======    =======
TAX DATA
Tax-Exempt Muni Income                     $   201     $   113    77.9%    $   541     $   522       3.6%
Tax-Exempt BOLI Income                     $    35     $    77   -54.5%    $   298     $   357     -16.5%
Interest Income - Fully
  Tax Equivalent                           $ 9,301     $ 7,441    25.0%    $34,144     $26,754      27.6%
                                           -------     -------    -----    -------     -------    -------
NET CHARGE-OFFS (RECOVERIES)               $     8     $   (16)   NM       $    27     $     8      NM
                                           -------     -------    -----    -------     -------    -------

PER SHARE DATA                                 3-Month Period Ended:                  12-Month Period Ended:
(unaudited)                             12/31/2005    12/31/2004  % Change    12/31/2005     12/31/2004    % Change
-----------                             ----------    ----------  --------    ----------     ----------    --------
Basic Earnings per Share                $     0.45    $     0.41     9.8%     $     1.71     $     1.33     28.6%
Diluted Earnings per Share              $     0.44    $     0.39    12.8%     $     1.64     $     1.29     27.1%
Common Dividends                        $     0.00    $     0.00     NM       $     0.15     $     0.12     25.0%
Wtd. Avg. Shares Outstanding             3,899,756     3,821,986               3,880,155      3,820,386
Wtd. Avg. Diluted Shares                 4,062,226     3,984,105               4,051,524      3,920,160
Book Value per Share (EOP)              $    12.82    $    12.12     5.8%     $    12.82     $    12.12      5.8%
Common Shares Outstanding (EOP)          3,904,651     3,641,289               3,904,651      3,641,289

KEY FINANCIAL RATIOS                       3-Month Period Ended:                 12-Month Period Ended:
(unaudited)                              12/31/2005    12/31/2004              12/31/2005   12/31/2004
                                         ----------    ----------              ----------   ----------
Return on Average Equity                   14.04%        14.42%                  13.94%        12.34%
Return on Average Assets                    1.12%         1.09%                   1.11%         0.97%
Net Interest Margin
  (Tax-Equivalent)                          5.52%         5.03%                   5.38%         5.00%
Efficiency Ratio
  (Tax-Equivalent)                         65.28%        63.21%                  63.85%        66.93%

AVERAGE BALANCES                              3-Month Period Ended:                  12-Month Period Ended:
(in $000's, unaudited)                 12/31/2005    12/31/2004    % Change   12/31/2005    12/31/2004   % Change
                                       ----------    ----------    --------   ----------    ----------   --------
Average Assets                          $ 624,224     $ 575,261       8.5%     $ 595,905     $ 523,328     13.9%
Average Earning Assets                  $ 564,787     $ 509,118      10.9%     $ 540,644     $ 464,399     16.4%
Average Gross Loans & Leases            $ 409,219     $ 383,907       6.6%     $ 402,770     $ 352,863     14.1%
Average Deposits                        $ 538,380     $ 498,426       8.0%     $ 514,454     $ 454,603     13.2%
Average Equity                          $  49,998     $  43,378      15.3%     $  47,594     $  41,053     15.9%

STATEMENT OF CONDITION                                   End of Period:
(in $000's, unaudited)                        12/31/2005   12/31/2004 Annual Chg
----------------------                        ----------   ---------- ----------
ASSETS
Cash and Due from Banks                        $  28,174    $ 27,342       3.0%
Securities and Fed Funds Sold                    136,548     132,348       3.2%

Commercial & Industrial                           86,094      67,172      28.2%
Commercial Secured by Real Estate                249,773     241,361       3.5%
Residential Real Estate                            8,557       6,613      29.4%
Construction                                      32,593      27,762      17.4%
Consumer                                          38,859      36,343       6.9%
                                               ---------    --------
    Gross Loans & Leases                         415,876     379,251       9.7%
Deferred Loan Fees                                (1,448)     (1,485)    - 2.5%
                                               ---------    --------
    Loans & Leases Net of Deferred Fees          414,428     377,766       9.7%
Allowance for Loan & Lease Losses                 (4,924)     (4,136)     19.1%
                                               ---------    --------
    Net Loans & Leases                           409,504     373,630       9.6%
Loans Held-for-Sale                                   --       4,604    -100.0%
Bank Premises & Equipment                          9,475      10,336      -8.3%
Other Assets                                      18,996      13,803      37.6%
                                               ---------    --------
     Total Assets                              $ 602,697    $562,063       7.2%
                                               =========    ========

LIABILITIES & CAPITAL
Demand Deposits                                $ 155,320    $127,250      22.1%
NOW / Savings Deposits                           148,336     151,053      -1.8%
Money Market Deposits                            128,684     128,884      -0.2%
Time Certificates of Deposit                      84,053      77,306       8.7%
                                               ---------    --------
    Total Deposits                               516,393     484,493       6.6%

Long Term Borrowings                              19,000      19,000    NM
Trust Preferred Securities                        10,310      10,310       0.0%
                                               ---------    --------
    Total Deposits & Interest Bearing Liab       545,703     513,803       6.2%

Other Liabilities                                  6,941       4,126      68.2%
Total Capital                                     50,053      44,134      13.4%
                                               ---------    --------
    Total Liabilities & Capital                $ 602,697    $562,063       7.2%
                                               =========    ========


CREDIT QUALITY DATA                                    End of Period:
(in $000's, unaudited)                           12/31/2005      12/31/2004
                                                 ----------      ----------
Non-Accruing Loans                                 $  --            $  --
Over 90 Days PD and Still Accruing                     0                0
Other Real Estate Owned                                0                0
                                                   ------           ------
    Total Non-Performing Assets                    $  --            $  --
                                                   ======           ----===


Non-Performing Loans to Total Loans                 0.00%                 0.00%
Non-Performing Assets to Total Assets               0.00%                 0.00%
Allowance for Loan Losses to Loans                  1.18%                 1.09%


OTHER PERIOD-END STATISTICS                              End of Period:
(unaudited)                                      12/31/2005       12/31/2004
                                                 ----------       ----------
Shareholders' Equity / Total Assets                8.3%             7.9%
Loans / Deposits                                   80.5%            78.3%
Non-Interest Bearing Deposits / Total Deposits     30.1%            26.3%